EXHIBIT 8.1

2000 First Tennessee Building 165 Madison Avenue Memphis, Tennessee 38103 Phone: 901.526.2000 Fax: 901.577.2303 www.bakerdonelson.com
April 17, 2015
Griffin Capital Essential Asset REIT, Inc.
1520 E. Grand Avenue
El Segundo, California 90245
Ladies and Gentlemen:
We have acted as tax counsel to Griffin Capital Essential Asset REIT, Inc., a Maryland corporation (the “Company”), in connection with the proposed merger (the “Merger”) of Signature Office REIT, Inc., a Maryland corporation (“SOR”) with and into Griffin SAS, LLC, Maryland limited liability company and a direct wholly-owned subsidiary of the Company (“Merger Sub”), with Merger Sub surviving the Merger. The Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of November 21, 2014 (the “Merger Agreement”). This opinion relates to the qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.
For purposes of the opinion set forth below, we have reviewed and relied upon, without independent investigation thereof, the Merger Agreement, the registration statement on Form S-4 filed by the Company with the Securities and Exchange Commission on February 3, 2015, as amended by Amendment No. 1 thereto filed by the Company with the Commission on March 26, 2015, as further amended by Amendment No. 2 thereto filed by the Company with the Commission on the date hereof, and as may be further amended or supplemented (the “Registration Statement”), and such other documents, records and instruments as we have deemed necessary or appropriate as a basis for our opinion. In addition, in rendering our opinion we have relied upon certain statements, representations, warranties and covenants made by SOR and the Company in the Merger Agreement and in representation letters as of the date hereof and provided to us on the date hereof in connection with our preparation of this opinion, which statements, representations, warranties and covenants we have neither independently investigated nor verified. We have assumed that such statements, representations and warranties are, and always have been, true, correct and complete, that such statements, representations and warranties will be true, correct and complete as of the Effective Time, that no actions that are inconsistent with such statements, representations, warranties and covenants will be taken, and that all representations, statements and warranties qualified as to knowledge or belief or otherwise are and will be true, correct and complete as if made without such qualification. We also have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies, the authority and capacity of the individual or individuals who executed any such documents on behalf of any person, the conformity to the final documents of all documents submitted to us as drafts and the accuracy and completeness of all records made available to us. In addition, this opinion is based on the assumption that (i) the Merger will be consummated in accordance with the Merger Agreement, (ii) the Merger will qualify as a merger under the applicable laws of Maryland, (iii) each of the parties to the Merger Agreement will comply with all reporting obligations with respect to the Merger required under the Code and the Treasury Regulations thereunder, and (iv) the Merger Agreement is valid and binding in accordance with its terms.
Based upon and subject to the assumptions and qualifications set forth herein, it is our opinion that the Merger, when effective, will constitute a reorganization within the meaning of Section 368(a) of the Code.
We express no opinion herein other than the opinion expressly set forth above. No opinion is expressed as to the tax consequences of any transaction under foreign, state or local tax law.

Griffin Capital Essential Asset REIT, Inc.
April 17, 2015

Our opinion set forth in this letter is based on relevant current provisions of the Code, and the Treasury Regulations thereunder (including proposed and temporary Treasury Regulations), and interpretations of the foregoing as expressed in court decisions, applicable legislative history, and the administrative rulings and practices of the IRS, all as of the date hereof and all of which are subject to change (possibly with retroactive effect). Changes in applicable law could adversely affect our opinion. We do not undertake to advise you as to any changes in applicable law after the date hereof that may affect our opinion.
Any inaccuracy in, or breach of, any of the aforementioned statements, representations, warranties, covenants, agreements or assumptions could adversely affect our opinion.
Our opinion is not binding on the IRS, and the IRS, or a court of law, may disagree with the opinion contained herein. No ruling has been or will be sought from the IRS by any party to the Merger Agreement as to the United States federal income tax consequences of any aspect of the Merger.
Our opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of our opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Act”), or the rules and regulations of the Securities and Exchange Commission (the “Commission”) thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Act, or the rules and regulations of the Commission.
Very truly yours,
BAKER, DONELSON, BEARMAN, CALDWELL & BERKOWITZ, a professional corporation

By:	/s/ Richard F. Mattern
Richard F. Mattern
Authorized Representative

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